                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Atlanta/Sosnoff Capital Corporation
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (4) Date Filed:

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                                 101 Park Avenue
                              New York, N.Y. 10178

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   -----------

To the Stockholders of
Atalanta/Sosnoff Capital Corporation

         The Annual Meeting of Stockholders of Atalanta/Sosnoff Capital Corporation (the "Company") will be held at Bear, Stearns & Co. Inc., 245 Park Avenue, 10th Floor, New York, New York, on Thursday, May 11, 2000 at 11:00 a.m. local time, to consider and vote upon:

         1.  The election of directors for the ensuing year;

         2.  Approval of Amendments to the Management Incentive Plan;

         3.  Ratification of the appointment of independent auditors for 2000;
             and

         4.  Such other matters as may properly come before the meeting.

         The close of business on March 24, 2000 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, and any adjournments thereof. The Company's stock transfer books will not be closed.

                                    By Order of the Board of Directors,

                                    Anthony G. Miller

                                    Secretary

Dated: March 24, 2000

         IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, AND WISH TO HAVE YOUR STOCK REPRESENTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                                 101 Park Avenue
                              New York, N.Y. 10178

                                   -----------

                                 PROXY STATEMENT

                                   -----------



         This proxy statement is being mailed to the stockholders of Atalanta/Sosnoff Capital Corporation (the "Company"), on or about March 31, 2000 in connection with the Annual Meeting of Stockholders to be held at Bear, Stearns & Co. Inc., 245 Park Avenue, 10th Floor, New York, New York, on Thursday, May 11, 2000 at 11:00 a.m. and any adjournments thereof.

Record Date

         The close of business on March 24, 2000 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

Solicitation

         The enclosed proxy is solicited by the Board of Directors of the Company. The Chairman of the Board, the President and the Secretary have been designated by the Board of Directors to act as proxyholders. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time prior to the voting of the proxy, by delivering a valid superseding proxy or a written notice of revocation signed in the same manner as the original proxy, or by attending the meeting and voting in person.

Expenses

         The cost of preparing, assembling and mailing the notice, proxy statement and proxy will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone or telegraph. These persons may be reimbursed for their expenses. The Company may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Company will reimburse them for their expenses.

Voting by Mr. Sosnoff

         Martin T. Sosnoff, the Company's Chairman of the Board and Chief Executive Officer, who owns approximately 77% of the Company's outstanding common stock, has advised the Company that he intends to vote for the Board's nominees as directors of the Company, and for the other specified matters to be voted upon at the Annual Meeting. Accordingly, such matters can be approved without the vote of any other stockholders of the Company.

Dated:   March 24, 2000

Voting by Proxy

         If the stockholder is a corporation, the accompanying proxy card should be signed in its corporate name by an officer. If signed as attorney, executor, administrator, trustee or guardian, the signer's full title should be given and, if possible, a certificate or other evidence of appointment should be furnished.

         If the stockholder specifies on the proxy card how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify on the proxy card how the shares are to be voted, they will be voted "FOR" the election of the nominees for directors listed herein; "FOR" the approval of the Amendments to the Management Incentive Plan; and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent auditors for 2000.

         If the stockholder wishes to give a proxy to someone other than those designated by the Board of Directors, the three names appearing on the enclosed proxy card may be crossed out and the name of another person may be inserted. The signed proxy card should be presented at the meeting by the person representing the stockholder. Such person should have proof of identification.

Outstanding Stock

         The Company's common stock, $.01 par value, of which there were 9,063,627 shares outstanding as of March 24, 2000, constitutes the only class of voting securities issued by the Company. Stockholders will be entitled to cast one vote, in person or by proxy, for each share of the Company's common stock they hold.

                               GENERAL INFORMATION

Board of Directors

         The Board of Directors has responsibility for establishing broad corporate policies and for the overall management and performance of the Company, although it is not involved in day-to-day operating details. The members of the Board who are not senior officers of the Company are kept informed of the Company's business by various reports and documents given to them from time to time, as well as by operating, financial and other reports made at Board and Committee meetings.

         Regular meetings of the Board of Directors are generally held four times per year and special meetings are scheduled when required. The Board held four regular meetings in 1999, and acted by unanimous written consent on one occasion.

Compensation of Directors

         Non-employee directors receive an annual retainer of $12,000. They also receive a fee of $2,000 for each Board meeting attended, plus travel and incidental expenses. The maximum annual director's fee is $20,000. The three full-time employees who serve as directors receive only reimbursement of expenses, if any, actually incurred in attending meetings. During fiscal 1999, Mr. Thurston Twigg-Smith received $20,000 and Mr. Ronald H. Menaker received $15,000 in regular compensation for serving as non-employee directors of the Company.

Committees of the Board

         The permanent Committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information on the directors, set forth hereinafter in the proxy statement, identifies the Committee memberships held by each director.

         The Audit Committee recommends to the Board (for appointment by the Board and ratification by the stockholders) independent public accountants to be used by the Company, reviews recommendations made by the independent public accountants concerning the Company's accounting methods and system of internal controls, reviews and reports to the Board with respect to the audit conducted by the Company's independent public accountants, reviews with the independent auditors the firm's relationship with management, and approves each major professional service provided by the independent auditors in non-audit fields. The Audit Committee, which in 1999 consisted of two non- employee directors, met once during 1999.

         The Executive Committee has, subject to certain exceptions, all the powers and duties of the Board of Directors in the management of the Company when the Board is not in session and which are not in conflict with specific powers conferred by the Board upon any other Committee. The Executive Committee consists of Messrs. Sosnoff and Steinberg. The Executive Committee did not formally meet during 1999.

         The Compensation Committee acts on recommendations of management concerning the compensation of executive officers of the Company, including the Chief Executive Officer, and sets compensation policy. A Sub-Committee of the Compensation Committee administers the Company's Management Incentive Plan ("MIP"). The Stock Option Committee administers options outstanding under the Company's terminated Stock Option ("SOP") and Incentive Stock Purchase Plans. The Stock Option and Compensation Committees administer the Company's 1996 Long Term Incentive Plan ("LTIP"). Mr. Sosnoff and the outside directors comprise the Compensation and Stock Option Committees, while the outside directors form the Sub-Committee of the Compensation Committee. These Committees did not meet in 1999.

         The Company has no standing Nominating Committee.

Compensation Committee Interlocks and Insider Participation

         Mr. Sosnoff, the Company's Chief Executive Officer and principal stockholder, is a member of the Compensation Committee and the Stock Option Committee. He does not participate in decisions relating to his compensation, is not a member of the Compensation Sub-Committee, and does not participate in decisions relating to the MIP. See "Board Compensation Committee Report" hereinafter in this proxy statement. In 1999, these Committees had two non-employee directors as members.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         A Board of five directors is to be elected at the Annual Meeting; each director so elected to hold office for a term of one year and until the election and qualification of a successor. It is intended that the proxies will be voted for the following persons nominated by the Board of Directors:

         William Landberg, Ronald H. Menaker, Martin T. Sosnoff, Craig B. Steinberg and Thurston Twigg-Smith

         Each of the nominees has indicated his willingness to serve as a member of the Board of Directors, if elected; however, in case any nominee shall for any reason become unavailable for election the proxy holders will have discretionary authority to use the proxies they hold to vote for a substitute.

         Mr. Sosnoff was first elected by the stockholders in 1986, prior to the Company's initial public offering. Mr. Twigg-Smith was first elected by the stockholders in 1994. Mr. Steinberg was appointed to the Board in August, 1997 and first elected by the stockholders in 1998. Mr. Landberg was first elected by the stockholders in 1998. Mr. Menaker was first elected by the stockholders in 1999.

         Messrs. Sosnoff and Steinberg are executive officers of the Company, and Mr. Landberg is a marketing officer of the Company's subsidiaries.

         Information about the proposed nominees' principal occupations, Board Committee memberships and other information follows. Information about their ownership of the outstanding common stock of the Company appears hereinafter under the caption, "Beneficial Ownership of Securities of the Company."

                           Name, Principal Occupation
                              and Other Information

WILLIAM LANDBERG, 48, since January, 1999 has been Senior Vice President,
     Marketing of the Company's subsidiaries, and for more than five years prior thereto had been a Certified Public Accountant in private practice and Chairman of NSV Communications Corporation, a value added reseller of Lucent and SONY telecommunications equipment.

RONALD H. MENAKER, 55, since January 1, 2000 has been retired. From July, 1998 through December, 1999 was an Advisory Director of, and for more than five years prior thereto was a Managing Director of, and held other offices with, J.P. Morgan Guaranty. Mr. Menaker serves on the Audit, Compensation and Stock Option Committees.

MARTIN T. SOSNOFF, 68, is the founder of the Company and has been Chairman of the Board, Chief Executive Officer, and Chief Investment Officer of the Company and its subsidiaries since their inceptions.
     Mr. Sosnoff serves on the Executive, Compensation and Stock Option
     Committees

CRAIG B. STEINBERG, 38, has been President and Director of Research, and has held other offices, with the Company and its subsidiaries since 1985. Mr. Steinberg serves on the Executive Committee.

THURSTON TWIGG-SMITH, 78, for more than five years has been Chairman of the Board and Chief Executive Officer of Persis Corporation (newspaper publishing). Mr. Twigg-Smith serves on the Audit, Compensation and Stock Option Committees.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers who were officers during 1999.

                                                 Annual Compensation                      Long-Term Compensation
                                  ---------------------------------------------------     -------------------------
                                                                                                           Securities     All Other
            Name and                                                     Other Annual      Restricted      Underlying      Compen-
       Principal Position         Year       Salary          Bonus       Compensation     Stock Awards      Options       sation (9)
       ------------------         ----       ------          -----       ------------     ------------      -------      -----------
Martin T. Sosnoff                  1999   $1,000,000     $3,446,000 (1)                                                     $16,000
 Chairman of the Board;            1998    1,000,000                                                                          8,000
 Chief Executive Officer;          1997    1,000,000                                                                          8,000
         Director

Craig B. Steinberg                 1999      700,000         86,758 (2)                  $1,479,750 (3)                      16,000
 President and Director            1998      700,000         63,939 (2)                   1,273,500 (3)                       8,000
 of Research; Director             1997      566,667                                                                          8,000

Anthony G. Miller                  1999      350,000         50,000 (4)                     431,594 (5)                      16,000
  Executive Vice President,        1998      350,000                                        371,438 (5)                       8,000
  Chief Operating Officer,         1997      250,000        100,000 (4)                                                       8,000
  Chief Financial Officer,
  Secretary

James D. Staub                     1999      175,000                      $489,188 (6)                                       16,000
  Senior Vice President            1998      192,500                       501,025 (6)                      50,000 (8)        8,000
  of subsidiaries                  1997      140,000                       453,425 (6)                                        7,000

William M. Knobler                 1999      334,245 (7)                 1,499,800 (7)                                       16,000
  Senior Vice President            1998      400,000 (7)                   490,715 (7)                                        8,000
  of subsidiary                    1997      400,000 (7)                   321,894 (7)                                        8,000

---------------------
(1) Represents amounts received as bonuses by participants in the Company's MIP. See "Management Incentive Plan" hereinafter in this proxy statement. No bonuses were payable in 1998 and 1997 under the Plan.

(2) Based on an agreement with the Company, Mr. Steinberg receives a bonus based upon the pre-tax operating profits received by the Company as general partner of the investment partnership Mr. Steinberg manages on behalf of the Company. See "Management Incentive Plan" hereinafter in this proxy statement.

(3) Represents non-cash compensation required to be reported for tax purposes. Mr. Steinberg was awarded the right to purchase and purchased 600,000 shares of the Company's common stock for the purchase price of $0.01 per share as of September 17, 1997 under the Company's LTIP. For tax purposes, the Company and Mr. Steinberg report the compensation element of the award in the years in which the Company's right to repurchase equal fractions of the award lapse at the first through the fourth anniversaries of the date of the award. Under this method, Mr. Steinberg will report compensation of $1,479,750 in 1999 (based on a market price of $9.88 per share at the second anniversary), and reported $1,273,500 in 1998 (based on a market price of $8.50 per share at the first anniversary). The Company recorded unearned compensation in shareholders' equity of approximately $7.0 million at the time of the award which is being amortized to compensation expense. Approximately $436,000 was expensed in the fourth quarter of 1997 for financial reporting purposes and approximately $1.7 million is being expensed in each full calendar year thereafter as the right to repurchase the award lapses. At September 17, 1997, the stock award value was approximately $7.0 million based on the difference between the purchase price and the market value of the award at such date, and the stock award value was approximately $7.2 million based upon such calculation at December 31, 1997, $5.0 million at December 31, 1998, and $5.2 million at December 31, 1999. In 1997, the Company loaned Mr. Steinberg $46,740 with interest at the applicable federal rate for taxes attributable to dividends paid on the shares received in his award. In 1998, the Company loaned Mr. Steinberg $539,847 with interest at the applicable federal rate for taxes attributable to the compensation element of his award and dividends paid on the unvested shares received in his award. In 1999, the Company loaned Mr. Steinberg $849,338 with interest at the applicable federal rate for taxes attributable to the compensation element of his award. In 1998, Mr. Steinberg paid $11,941 of interest to the Company related to these loans, and in 1999 he paid $45,603.

(4)      Represents a discretionary bonus paid.

(5) Represents non-cash compensation required to be reported for tax purposes. Mr. Miller was awarded the right to purchase and purchased 175,000 shares of the Company's common stock for the purchase price of $0.01 per share as of September 17, 1997 under the Company's LTIP. For tax purposes, the Company and Mr. Miller report the compensation element of the award in the years in which the Company's right to repurchase fractions of the award lapses at the first through the fourth anniversaries of the date of the award. Under this method, Mr. Miller will report compensation of $431,594 in 1999 (based on a market price of $9.88 per share at the second anniversary), and reported $371,438 in 1998 (based on a market price of $8.50 per share at the first anniversary). The Company recorded unearned compensation in shareholders' equity of approximately $2.0 million at the time of the award which will be amortized to compensation expense. Approximately $127,000 was expensed in the fourth quarter of 1997 for financial reporting purposes and approximately $508,000 is being expensed in each full calendar year thereafter as the right to repurchase the award lapses. At September 17, 1997, the stock award value was approximately $2.0 million based on the difference between the purchase price and the market value of the award at such date, and the stock award value was approximately $2.1 million based upon such calculation at December 31, 1997, $1.5 million at December 31, 1998 and $1.5 million at December 31, 1999. In 1997, the Company loaned Mr. Miller $13,633 with interest at the applicable federal rate for taxes attributable to dividends paid on the shares received in his award. In 1998, the Company loaned Mr. Miller $157,455 with interest at the applicable federal rate for taxes attributable to the compensation element of the award and dividends paid on the unvested shares received in his award. In 1999, the Company loaned Mr. Miller $243,265 with interest at the applicable federal rate for taxes attributable to the compensation element of the award. In 1998, Mr. Miller paid $2,843 of interest to the Company related to these loans, and in 1999 he paid $13,149.

(6) Represents additional compensation paid to Mr. Staub in lieu of a bonus based upon a percentage of investment advisory fees received by the Company from clients solicited by Mr. Staub under an agreement with the Company. See "Agreements and Transactions with Directors and Executive Officers" hereinafter in this proxy statement.

(7) Represents the revenues received by the Company from clients of the Company to whom Mr. Knobler provides investment management services, net of the costs associated with such revenues under an arrangement with the Company. Mr. Knobler's salary is set by him within levels of such net revenues projected by the Company for each year. The 1999 amount includes $1,498,766 representing the first installment payment made to Mr. Knobler from the Company in January, 1999 relating to the relinquishment of the right to receive revenue from such clients under a new facilities agreement with the Company. See "Agreements and Transactions with Directors and Executive Officers".

(8) Represents incentive stock options for 50,000 shares at an exercise price of $9.00 per share. See "Stock Option and Long Term Incentive Plans" hereinafter in this proxy statement.

(9) Represents contributions by the Company to the account of such officers under the Company's Profit Sharing Plan for its employees. See "Profit Sharing Plan" hereinafter in this proxy statement.


         Except as noted, none of the individuals listed above received non-cash compensation during 1999 in excess of the lesser of $50,000 or 10% of his total annual salary and bonus.

COMPARATIVE STOCK PERFORMANCE

         The following line graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Russell 2000 Index(1) and the Russell 2000/Financial Services Index(2) over the five year period ended December 31, 1999 (assuming the investment in the Company's common stock and such indices of $100 on December 31, 1994, and the reinvestment of all dividends):

              Comparison of Five-Year Cumulative Total Stockholder
                 Return Among the Company, Russell 2000 Index,
                    and Russell 2000/Financial Services Index

                                  [LINE GRAPH]

                                             1994      1995      1996      1997      1998      1999
                                             ----      ----      ----      ----      ----      ----
Russell 2000 Index                          $100      $128      $150      $183      $178      $216
Russell 2000/Financial Services Index        100       139       179       243       226       213
Company                                      100       262       161       221       161       166

                                                             Russell 2000/
                                Company    Russell 2000   Financial Services
                                -------    ------------   ------------------

Annualized rates of return:
     5 years ended 12/31/99      10.7%         16.7%            16.3%




(1) The Russell 2000 Index is published by the Frank Russell Company and is widely recognized as a measure of the performance of small market capitalization stocks like the Company's common stock.

(2) The Russell 2000/Financial Services Index is an index of the performance of financial services companies within the Russell 2000 Index.

BOARD COMPENSATION COMMITTEE REPORT

         The Board has requested that the Compensation Committee describe in this Report (a) its compensation policies generally applicable to the executive officers of the Company, including the specific relationship of corporate performance to executive compensation for 1999; and (b) the basis for Mr. Sosnoff's compensation in 1999, including the factors and criteria on which Mr. Sosnoff's compensation was based and the relationship of the Company's performance to such compensation describing the measures of performance on which such compensation was based.

Compensation Policies Generally Applicable to Executive Officers

         In formulating its compensation policies for executive officers, the Committee considers many factors, including the major factors described below:
Industry Compensation Standards, Salary History, Performance in Position, Tenure of Employment.

         The Committee believes that in order to attract and retain executive officers of the highest quality the Company must provide a total package of compensation that is competitive with other companies in the Company's segment of the financial services industry. The Committee also reviews the salary histories of current and prospective executive officers in making compensation recommendations. In addition, the Committee reviews information about the performance of executive officers. In formulating its compensation policies the Committee generally places less weight on the qualitative elements of executive officer performance, and more weight on the economic indices of the officer's performance measured by the financial performance of the aspect of the Company's business for which the officer is primarily responsible. The Committee believes that an officer's employment tenure is entitled to some weight in assessing appropriate levels of compensation.

Company Performance-General

         The Committee believes that in the Company's case in the formulation of executive officer compensation policy the Committee should not accord significant weight to the market performance of the Company's common stock. The Committee notes that the price at which the Company's common stock trades often bears little resemblance to the underlying fundamentals of the Company. Because of the ownership structure (only approximately 14% of the Company's common stock is held by the public) and lack of coverage by analysts, there is very little trading activity in the common stock of the Company. During 1999, aggregate market transactions in the Company's common stock (excluding shares purchased in the market by the Company) equaled approximately 5.8% of the common stock outstanding. As a result of this low turnover, the performance of the common stock has not reliably reflected the financial results or prospects for the Company; instead, it generally reflects market forces that result in volatile stock performance because of the lack of market liquidity. Thus, in the Committee's view, the investment performance of the Company's common stock has not offered the Committee reliable guidance in formulating executive officer compensation policy and in setting appropriate compensation levels for the Company's executive officers. The Committee notes that the Company's book value per share grew 28% in 1999 to total $11.21 at year-end, primarily as a result of the returns in the Company's investment accounts, which has not been reflected in stock performance.

Financial Performance

         The Committee has developed a number of financial performance criteria in formulating its executive compensation policy and a number of specific criteria assessing the appropriateness of specific executive officer compensation.

         In evaluating the performance of the executive officers of the Company as a group generally, and in reference to 1999 compensation, the Committee has reviewed the efficiency and productivity of the Company, and the Company's employees managed by the executive officers as measured by the following financial performance criteria: (1) Operating revenues, pre-tax operating income and pre-tax operating income per employee, (2) pre-tax operating income yield on assets under management, (3) pre-tax operating margin, (4) investment performance of managed assets, including the Company's proprietary accounts, and
(5) other financial criteria.

         In reviewing the compensation of specific executive officer positions, the Committee places more weight on criteria relevant to the responsibilities of that position. Thus, relatively more weight is attributed to revenue criteria in evaluating the performance of executives engaged primarily in marketing and investment management and related support activities and relatively more weight is attributed to income criteria in fixing the compensation of personnel engaged in cost management and related support activities.

1999 Compensation and the Management Incentive Plan

         The general year to year increases in compensation of the executive officers of the Company prior to 1997 reflects the steady improvement in the operations of the Company. Operating revenues, operating income, operating margin and operating income per employee all reached seven year highs in 1996, and then declined in 1997 and 1998, reflecting declines in average managed assets, operating revenues, and operating income. Operating revenues increased in 1999, reflecting an increase in assets under management. The declines described above primarily relate to the loss of managed assets in those years owing to poor relative performance results for clients in 1996 and 1997.

         The changes in 1999 overall compensation as compared with 1998 for executive officers, with the exception of Mr. Staub and Mr. Knobler who have separate arrangements with the Company, are attributable to no operating bonus payments made under the Management Incentive Plan ("MIP"), as a result of a decline in operating earnings in 1999 as compared with 1998. While investment performance in the Company's managed client accounts has improved significantly in absolute and relative terms in 1998 and 1999, it has not been reflected in an increase in assets under management, except for increases attributable to account investment performance. Mr. Steinberg, the President of the Company, was paid a special bonus in 1999 of $86,758 pursuant to an agreement under which he receives a bonus based upon the pre-tax operating earnings received by the Company as general partner of the investment partnership which Mr. Steinberg manages on behalf of the Company. For 2000 and thereafter, the Sub-Committee has approved an amendment to the MIP to provide Mr. Steinberg with incentive compensation based on the operating earnings and performance of such investment partnership.

         The MIP is designed to reflect the financial performance criteria which the Company believes should be applied in determining executive officer compensation. One component (the "Operating Earnings Component") is based on pre-tax operating earnings before non-cash charges, which the Committee believes is an appropriate measure of the performance of executive personnel who function in the revenue producing and in the cost control areas of the Company. Messrs. Sosnoff and Steinberg participate in the Operating Earnings Component of the Award Bonus Pool at 35% each, and Messrs. Miller and Tanico participate at 15% each. The MIP is administered by a Sub-Committee of the Compensation Committee, which is composed entirely of non-employee directors. The Committee believes that the Operating Earnings Component of the MIP provides a stimulus to a continuing high level of commitment to further improvement in the financial performance of the Company. The Committee notes that in the Operating Earnings Component (a) no awards are payable unless there is an increase in adjusted operating earnings (as defined in the MIP) over the 1998 base level of adjusted operated earnings, (b) the annual Award Bonus Pool cannot exceed 50% of incremental adjusted operating earnings above the threshold, and (c) aggregate annual bonuses under the Operating Earnings Component of the MIP are capped at 10% of earnings per share in any one year. The Sub-Committee believes that these limitations strike an appropriate balance by fulfilling the need to continue to motivate executive personnel while not unduly impacting the financial results of the Company. No operating bonus awards were made under the MIP for 1997, 1998, and 1999.

         The Sub-Committee amended the MIP in 1999 to create an Investment Performance Component of the MIP to provide incentive compensation to Mr. Sosnoff in an amount equal to 20% of each year's performance of the Company's proprietary accounts in excess of an identified benchmark. Under the amendment, no bonus is paid if such performance is negative, even if it exceeded such benchmark. The computation is made annually, based on each calendar year's performance results, and is subject to a separate and independent limitation that it not exceed 10% of earnings per share in any one year. Mr. Sosnoff was awarded $3,446,000 for 1999 related to this Component of the MIP.

         This year, the Sub-Committee has proposed an amendment to the Investment Performance Component of the MIP to provide incentive compensation to the Company's President and to change the benchmark against which performance of the Company's proprietary accounts is measured. The MIP does not preclude the Board of Directors of the Company, upon approval of the Sub-Committee, from making discretionary bonus payments to participants in the MIP in addition to the amounts determined under the Plan.

MIP Amendments

         For the four years ended December 31, 2003 the Sub-Committee has proposed that the Investment Performance Component of the MIP be amended, subject to stockholder approval, to provide that the President, Craig B. Steinberg, receive an annual bonus based upon the investment performance of Sabre Partners, L.P., an investment partnership which he manages on behalf of the Company, equal to (i) 50% of the pre-tax operating income (revenues less direct expenses) that the Company receives from that partnership (the "Sabre Performance Bonus") and (ii) 20% of the outperformance of the Company's investment in such partnership as compared to the S&P 500 Index (the "Outperformance Bonus"), provided, that the Outperformance Bonus would be payable if, and only to the extent that, the performance of the Company's investment in such partnership is positive, and the closing net asset value of any measurement period for the computation of the Outperformance Bonus exceeds the highest level of net assets previously achieved. These computations will be made annually, based on each calendar year's results, and is subject to a separate and independent limitation that it not exceed 10% of earnings per share in any one year. See "Approval of Amendments to Management Incentive Plan" hereinafter in this Proxy Statement.

         The Sub-Committee has also proposed that the benchmark against which the performance of the Company's proprietary accounts is measured in computing Mr. Sosnoff's investment performance bonus under the Investment Performance Component of the MIP be changed so that it is no longer fixed at 70% S&P 500 Index and 30% Lehman Brothers Intermediate Government Corporate Bond Index, but instead is 100% S&P 500 Index. See "Approval of Amendments to Management Incentive Plan" hereinafter in this Proxy Statement.

The 1999 Compensation of Mr. Sosnoff

         Mr. Sosnoff has not participated in this part of the Committee's review or Report, or in its description of the basis for his compensation generally.

         The Committee notes that there are certain qualitative factors in the analysis of Mr. Sosnoff's compensation generally and in 1999 that, in its view, should be taken into account in establishing appropriate bases for such compensation. Mr. Sosnoff is the founder of the Company, which was founded in 1986 to acquire its operating subsidiaries and make a public offering of its Common Stock. Mr. Sosnoff is the founder of such subsidiaries and is the Company's principal stockholder. The Company bears his name. He also is a widely known and respected member of the financial community and has written regularly in the financial press. The Committee believes his reputation has enhanced the stature of the Company and has had and will continue to have a salutary affect on its marketing activities.

         In conjunction with the Company's other executive officers, Mr. Sosnoff's compensation is evaluated under the compensation policies generally applicable to executive officers, including growth in the Company's book value per share, and the financial performance criteria considered relevant by the Committee.

         It is also the policy of the Committee to review Mr. Sosnoff's compensation in relation to the performance of the Company's client accounts for which he has primary responsibility in setting investment policy and the performance of the Company's own proprietary accounts. The Committee notes that investment performance in client accounts improved markedly in 1998 and 1999, exceeding all relevant benchmarks for the Company's composite equity and balanced products. The Company's peer group rankings improved to the top quartile in 1998 and 1999. Mr. Sosnoff earned an investment performance bonus of $3,446,000 for 1999 under the Investment Performance Component of the MIP based upon the performance of the Company's proprietary accounts in 1999, which achieved net investment performance totaling 46.0% vs. the 70/30 benchmark's return of 14.6%. In the Sub-Committee's view, Mr. Sosnoff's achievement of the significant increase in the Company's proprietary accounts' net assets is appropriately reflected in Mr. Sosnoff's increased compensation.

Dated:  February 29, 2000

                           The Compensation Committee
                                    Martin T. Sosnoff
                                    Thurston Twigg-Smith
                                    Ronald H. Menaker

                           The Compensation Sub-Committee
                                    Thurston Twigg-Smith
                                    Ronald H. Menaker

STOCK OPTION AND LONG TERM INCENTIVE PLANS

Option Grants for 1999

         There were no option grants made in 1999.

Exercises and Awards Outstanding

      Option Exercises and Year-End Values for 1999

         No stock options were exercised or cancelled in 1999.

         The table below sets forth information with respect to the status of unexercised options, if any, held at December 31, 1999 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

Aggregated Option Exercises During 1999 and Option Values on December 31, 1999

-----------------------------------------------------------------------------------------------------------------------------------
                       Number of
                         Shares          Value           Number of Unexercised                     Value of Unexercised In-the-
                      Acquired Upon     Realized             Options 12/31/99           Exercise      Money Options 12/31/99 (1)
                       Exercise of        Upon        -----------------------------     Price Per   -------------------------------
 Name                    Option       Upon Exercise   Exercisable     Unexercisable       Share      Exercisable     Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
Craig B. Steinberg       ----             ----          80,000            20,000         $ 9.50            ----          ----
-------------------------------------------------------------------------------------------------------------------------------
Anthony G. Miller        ----             ----          40,000            10,000           9.50            ----          ----
-------------------------------------------------------------------------------------------------------------------------------
James D. Staub           ----             ----          50,000              ----           6.13       $ 128,125          ----
-------------------------------------------------------------------------------------------------------------------------------
                                                        20,000            30,000           9.00            ----          ----
-------------------------------------------------------------------------------------------------------------------------------

(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $8.6875 per share, the closing price of the common stock reported for New York Stock Exchange transactions on December 31, 1999.

         As of September 17, 1997, the Company awarded 775,000 shares of restricted stock at the issue price of $.01 per share to two senior executives under the terms of the LTIP. Craig B. Steinberg, President and Director of Research, received 600,000 shares and Anthony G. Miller, Executive Vice President and Chief Operating Officer, received 175,000 shares. Such restricted stock awards vest over four years.

Management Incentive Plan

         The purpose of the Operating Earnings Component of the Management Incentive Plan (the "MIP") is to directly relate year-end bonuses of participants to growth in operating earnings of the Company (adjusted for non-cash charges under the RSBP and current year accruals under the MIP and the LTIP and comparable non-cash charges) compared with the base year of 1998. The maximum aggregate annual award payable to participants under the Operating Earnings Component of the MIP is subject to the limitation that it cannot result in a reduction of earnings per share in any one year of more than 10%. Each participant's share of the aggregate award of the Operating Earnings Component of the MIP is payable at year-end in assigned percentages.

         For 1999, no bonuses were awarded under the Operating Earnings Component of the MIP, computed as described above, based upon a decrease in adjusted operating earnings in 1999 as compared with 1998.

         Under the Investment Performance Component of the MIP, Mr. Sosnoff is entitled to an annual bonus (the "Investment Performance Bonus") equal to 20% of the amount by which the investment performance of the proprietary accounts of the Company exceeds a benchmark of 70% S&P 500 Index and 30% Lehman Brothers Intermediate Government Corporate Bond Index, so long as such performance is positive, and subject to the limitation that it cannot result in a reduction of earnings per share in any one year of more than 10%.

         For 1999, an Investment Performance Bonus of $3,446,000 was awarded under the MIP to Mr. Sosnoff, computed as described above, based upon the investment performance of the Company's proprietary investment accounts.

Profit-Sharing Plan

         The Company has a Profit-Sharing Plan for its employees. For the year ended December 31, 1999, contributions in the amount of $264,733 were made to the Plan.

AGREEMENTS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

         Pursuant to Company policy, certain expenses of Mr. Sosnoff which were initially paid by the Company, to the extent the Company and Mr. Sosnoff have determined that such expenses would not be borne by the Company, were repaid to the Company with interest.

         Upon termination of his employment Mr. Steinberg is subject to non-competition and non-solicitation restrictions under his employment agreement with the Company.

          Mr. Staub and certain other members of the marketing and sales staffs of the Company and its subsidiaries receive additional compensation based on varying percentages of the revenues attributable to Company clients they have solicited. Such compensation under certain conditions may continue after termination of employment. Mr. Staub entered into a new employment agreement in December 1997, whereby his base salary was increased from $140,000 to $175,000, retroactive to July 1, 1997. The $17,500 retroactive amount was deferred and paid in 1998.

         In May 1985, Atalanta/Sosnoff Management Corporation ("Management") entered into an employment agreement with Mr. William M. Knobler, Senior Vice President, to provide investment related services to both Management and Atalanta/Sosnoff Capital Corporation (Delaware), the Company's operating subsidiaries. Under the terms of the agreement, Mr. Knobler was paid the net profits relating to the client accounts he managed at Management (the "Net Profits"), which represents the advisory fees and commissions for such accounts, net of clearance and floor brokerage charges, allocated payroll, overhead and out-of-pocket expenses incurred on his behalf by Management.

         Effective October 1, 1998, Management entered into a new agreement with Mr. Knobler for the period ending December 31, 2000, under which Mr. Knobler is relinquishing the net profits from the investment management and brokerage services provided to the accounts he manages to Management. Pursuant to this agreement, Management has made (or will make) payments to Mr. Knobler in three installments in January 1999, 2000 and 2001, based upon a multiple of annualized revenues from such accounts. In addition, Management and Mr. Knobler agreed to change the split of Net Profits paid to Mr. Knobler from 100% during the twelve-month period ended September 30, 1998, to 50% for the twelve-month period ended September 30, 1999, 25% for the twelve-month period ending September 30, 2000, and 0% thereafter. Commissions and advisory fee revenues related to such investment advisory and brokerage services for 1999 amounted to $1,466,130, and related compensation expenses amounted to $1,835,384, which includes $1,498,766 paid to Mr. Knobler representing 50% of the purchase price associated with Mr. Knobler relinquishing the right to receive revenues from the accounts he manages.

         Options issued under the SOP and LTIP, and restricted stock award shares granted under the LTIP provide for accelerated vesting in the event of a change in control of the Company, as defined. Certain of the Company's agreements with employees provide for additional payments to them, or the right for such employee to terminate his employment and continue to receive payments from the Company in the event of a change in control, as defined.

         The directors, officers and employees of the Company or its operating subsidiaries are ordinarily required to execute personal securities transactions through the Company's broker-dealer subsidiary and are allowed a discount from the commission rates offered to unaffiliated customers. In addition, the Company provides personal investment management and advisory services to certain officers of the Company and its operating subsidiaries and their associates without charge.

                       BENEFICIAL OWNERSHIP OF SECURITIES
                                 OF THE COMPANY

         The following table sets forth information as of December 31, 1999 as to the beneficial ownership of Company common stock by (1) each person known by the Company to own 5% or more of the common stock, (2) each director and nominee for director of the Company, (3) the Company's Chief Executive Officer, (4) each of the Company's other four most highly compensated executive officers for fiscal 1999, and (5) the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them and use the Company's address as their business address, unless otherwise noted.

Beneficial Owners                           Shares Beneficially Owned             Percent of Class (9)
-----------------                           -------------------------             --------------------

Martin T. Sosnoff                                     7,018,516 (1)                              75.8%
Craig B. Steinberg                                      680,000 (2)                               7.3%
Anthony G. Miller                                       215,000 (3)                               2.3%
William M. Knobler                                        1,100 (4)                                  (9)
James D. Staub                                           70,000 (5)                                .8%
William Landberg                                          1,000                                      (10)
Ronald H. Menaker (6)                                     1,000                                      (10)
Thurston Twigg-Smith(7)                                   1,000                                      (10)
All executive officers and directors
as a Group (10 persons)                               7,987,616 (8)                              86.2%

-----------

(1) includes 6,000 shares owned as custodian for a child under the Uniform Gift to Minors Act.

(2) includes 600,000 shares issued under the Company's LTIP and 80,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $9.50 per share. Does not include non-currently exercisable options to purchase 20,000 shares at an exercise price of $9.50 per share.

(3) includes 175,000 shares issued under the Company's LTIP and 40,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $9.50 per share. Does not include non-currently exercisable options to purchase 10,000 shares at an exercise price of $9.50 per share.

(4) includes 600 shares held in his Individual Retirement Account, 100 shares held by his wife, 200 shares held by her Individual Retirement Account, and 200 shares held by a private charitable foundation controlled by Mr. Knobler.

(5) includes 50,000 shares issuable upon exercise of currently exercisable options issued under the Company's SOP at an exercise price of $6.13 per share and 20,000 shares issuable upon exercise of currently exercisable options issued under the Company's LTIP at an exercise price of $9.00 per share. Does not include non-currently exercisable options to purchase 30,000 shares at an exercise price of $9.00 per share.

(6) Mr. Menaker's address is 700 Smoke Hollow Trail, Franklin Lakes, New Jersey, 07417.

(7) Twigg-Smith's business address is Persis Corporation, 2447 Makiki Heights Drive, Honolulu, Hawaii 96822.

(8) includes shares owned by executive officers of subsidiaries who have been designated as executive officers of the Company. Includes 190,000 shares subject to currently exercisable options under the SOP and LTIP. Does not include non-currently exercisable options to purchase 60,000 shares.

(9) Calculated on the basis of 9,075,127 shares outstanding at December 31, 1999 plus 190,000 shares subject to currently exercisable options.

(10)     less than .1% of shares outstanding.

                                   PROPOSAL 2
               APPROVAL OF AMENDMENTS TO MANAGEMENT INCENTIVE PLAN

         History. The Company has had a Management Incentive Plan since 1993. The purpose of the Operating Earnings Component of the Management Incentive Plan (the "MIP") is to directly relate year-end bonuses of participants to annual growth in operating earnings of the Company (adjusted for non-cash charges under the LTIP, current year accruals under the MIP and comparable charges). Under this Component of the MIP in effect for the five years ended December 31, 2003, 50% of the increase in each year's adjusted operating earnings over adjusted operating earnings in 1998 are allocated to an Award Bonus Pool in which the current three senior portfolio managers of the Company, Messrs. Sosnoff, Steinberg and Tanico, and the Company's Executive Vice President and Chief Operating Officer, Mr. Miller, participate. Messrs. Sosnoff and Steinberg participate at 35% each, and Messrs. Miller and Tanico participate at 15% each. The Operating Earnings Component is subject to the limitation that it cannot result in a reduction in earnings per share of more than 10% in any one year. The MIP terminates in the event of a "change in control", as defined. No bonuses have been paid under the Operating Earnings Component of the MIP in any of the last three calendar years.

         Under the the Investment Performance Component of the MIP, an annual bonus is awarded to Mr. Sosnoff if the performance of the Company's proprietary accounts (i.e. cash and cash equivalents; investments at market; and investments in Company investment companies and limited partnerships) exceeds a blended 70% S&P 500 Index / 30% Lehman Brothers Intermediate Government Corporate Bond Index benchmark. In the event that performance exceeds the benchmark, Mr. Sosnoff receives a bonus equal to 20% of that excess. No bonus is paid if performance is negative, even if it exceeds such benchmark. The bonus is also subject to a separate and independent limitation that it cannot result in a reduction of earnings per share of more than 10% in any one year. Such bonus, and the Sabre Performance and Outperformance Bonuses described below, are counted in the Operating Earnings Component of the MIP and an adjustment is made to eliminate the effect of such bonuses on operating earnings. In 1999, Mr. Sosnoff earned a $3,446,000 bonus under this Component of the MIP.

         The Amendments. Subject to stockholder approval, the Sub-Committee has amended the Investment Performance Component of the MIP to (i) change the benchmark against which Mr. Sosnoff's Investment Performance Bonus is measured so that it is no longer fixed at a blended 70% S&P 500 Index / 30% Lehman Brothers Intermediate Corporate Government Bond Index but instead is compared 100% to the S&P 500 Index, and (ii) establish a bonus program for the Company's President, Craig B. Steinberg, under which he would receive a bonus based upon the investment performance of Sabre Partners, L.P., an investment partnership which he manages on behalf of the Company, equal to (i) 50% of the pre-tax operating income (revenues less direct expenses) that the Company receives from that partnership (the "Sabre Performance Bonus"), and (ii) 20% of the outperformance of the Company's investment in such partnership as compared with the S&P 500 Index (the "Outperformance Bonus"), provided, that the Outperformance Bonus would be payable if, and only to the extent that, the performance of the Company's investment in such partnership is positive, and the closing net asset value of any measurement period for the computation of the Outperformance Bonus exceeds the highest level of net assets previously achieved. These computations will be made annually, based on each year's results. The sum of the Sabre Performance Bonus and the Outperformance Bonus are subject to a separate and independent limitation that such sum cannot result in a reduction of earnings per share of more than 10% in any one year. The Investment Performance Component of the MIP remains in effect until December 31, 2003.

         The Sub-Committee, with the concurrence of the Board of Directors, has recommended that stockholders vote "FOR" the proposal to amend the Management Incentive Plan.

                                   PROPOSAL 3
                             APPOINTMENT OF AUDITORS

         The Board of Directors, upon recommendation of the Audit Committee, reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for 2000, subject to ratification by the stockholders. Arthur Andersen LLP has served as the independent auditors for the Company since 1989.

         A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if he so desires and to respond to appropriate questions.

         The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors.

                              STOCKHOLDER PROPOSALS

         Any proposal to be presented at next year's Annual Meeting must be received at the principal executive offices of the Company not later than November 17, 2000 directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that may come before the meeting. If any matters other than those referred to above should properly come before the meeting, it is the intention of the persons designated by the Board to serve as proxies to vote such proxies in accordance with their best judgment.

         If any of the proposed nominees for election to the Board of Directors should become unavailable to serve at or before the time of the meeting, a substitute nominee or nominees may be chosen by the persons authorized by the Board to vote the proxies.

                                    By Order of the Board of Directors,


                                    Anthony G. Miller
                                    Secretary

     P               ATALANTA/SOSNOFF CAPITAL CORPORATION
     R       Proxy Solicited on Behalf of the Board of Directors of
     O            the Company for Annual Meeting May 11, 2000
     X
     Y The undersigned hereby constitutes and appoints Martin T. Sosnoff, Craig B. Steinberg and Anthony G. Miller, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Atalanta/Sosnoff Capital Corporation, to be held at Bear, Stearns & Co., Inc., 245 Park Avenue, 10th Floor, New York, New York, on Thursday, May 11, 2000 and at any adjournments thereof, on all matters coming before said meeting.

          Election of Directors, Nominees:

          William Landberg, Ronald H. Menaker, Martin T. Sosnoff, Craig B. Steinberg, Thurston Twigg-Smith


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                     SIDE

                 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

                                    FOR     WITHHELD
1. Election of Directors.           / /       / /
  (see reverse)

  For, except vote withheld for the following nominees(s):







                                    FOR      AGAINST    ABSTAIN
2. Approval of Amendments to        / /        / /        / /
   Management Incentive Plan        / /        / /        / /



                                    FOR      AGAINST    ABSTAIN
3. Approval of independent          / /        / /        / /
   accountants.





                                    SIGNATURE(S)                     DATE
                                                --------------------     -------

                                    SIGNATURE(S)                     DATE
                                                --------------------     -------

                                    NOTE: Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.